EXHIBIT 99.1

                      Report of Independent Accountants on
                         Applying Agreed-Upon Procedures


To the Management of CRIIMI MAE Financial Corporation and U.S. Bank National
Association:

We have performed the procedures enumerated below, which were agreed to by the management of CRIIMI MAE Financial Corporation (the "Issuer") and the management of U.S. Bank National Association (collectively, the "Specified Users"), solely to assist you in evaluating the Issuer's compliance, as set forth in the accompanying management assertion, with the Indenture Agreement between CRIIMI MAE Financial Corporation as Issuer and U.S. Bank National Association as successor to the trust business of State Street Bank & Trust Company dated October 1, 1995 (the "Indenture Agreement"), for the year ended December 31, 2002. This agreed-upon procedures engagement was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. The sufficiency of these procedures is solely the responsibility of those parties specified in this report. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose. This report does not constitute a legal determination as to the Issuer's compliance with specified requirements.

During our engagement, we were furnished with or referred to the following documents:

        o        The Indenture Agreement;
        o The Portfolio Summary and Remittance Reports for each of the months in the year beginning January 1, 2002, which represent all such Portfolio Summary and Remittance Reports for the year ended December 31, 2002, as provided by the Specified Users;
        o The CRIIMI MAE Financial Corporation 7% Collateralized Mortgage Obligations Monthly Payment Date Statements (the "Payment Date Statements") for each of the months in the year beginning January 1, 2002, which represent all such Payment Date Statements for the year ended December 31, 2002, as provided by the Specified Users;
        o The CRIIMI MAE Financial Corporation 7% Collateralized Mortgage Obligations Annual Report for 2002 (the "Annual Report") as attached to this letter.

Procedures to Comply with Section 8.4(b) of the Indenture Agreement
-------------------------------------------------------------------------------

We read such provisions of the Indenture Agreement as we deemed necessary for purposes of this letter. We also read each of the Payment Date Statements for the months listed above and performed the following procedures:

1. We agreed the Scheduled Principal Distributions for the FHA Mortgages and the GNMAs as detailed in the Principal Distribution Detail table to the Portfolio Summary and Remittance Reports. We agreed the Principal Prepayments for the FHA Mortgages and the GNMAs as detailed in the Principal Distribution Detail table to the Portfolio Summary and Remittance Reports. We

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         verified with the Issuer that there were no FHA Insurance Proceeds or
         Realized Losses during the period covered by the Payment Date Statements. We also tested the clerical accuracy of the Net Principal Distribution.

2. We agreed the Interest Amount for the FHA Mortgages and the GNMAs as detailed in the Interest Distribution Detail table to the Portfolio Summary and the Remittance Reports. We agreed the Interest Strip Amount for the FHA Mortgages as detailed in the Interest Distribution Detail table to the Portfolio Summary and the Remittance Reports. We also tested the clerical accuracy of the Net Interest Distribution, which includes any Prepayment Penalty.

3. We agreed the Beginning Balance as detailed in the Interest Payable on Bonds table to the Ending Balance of the bonds detailed in the prior month's Payment Date Statement. We recalculated the Interest Payable based on the Beginning Balance and the Interest Rate on the Bonds of 7%.

We performed the calculations as set forth in this letter in accordance with
Section 8.4(b) of the Indenture Agreement. We considered differences of $3.00 or less to be immaterial and, as such, are not reported as exceptions herein. No exceptions were found as a result of applying the above procedures.

Procedures Related to the 2002 Annual Report
----------------------------------------------------------

1.       We read the Annual Report.

2.       We tested the Annual Report for mathematical accuracy.

3. We agreed the amounts disclosed for Scheduled Principal, Principal Prepayments, FHA Insurance Proceeds, Realized Losses and Net Principal Distributions as stated in the Principal Distribution Detail table of the Annual Report to the sum of the stated amounts as detailed in the Payment Date Statements.

4. We agreed the amounts disclosed for Interest Amount, Interest Strip Amount, Prepayments Premiums and Net Interest Distribution as stated in the Interest Distribution Detail table of the Annual Report to the sum of the stated amounts as detailed in the Payment Date Statements.

5. We agreed the amounts disclosed for the Beginning Balance, Interest Rate and Additional Interest Payable as stated in the Interest Payable on Bonds table of the Annual Report to amounts detailed in the applicable Payment Date Statements or the sum of the stated amounts as detailed in the Payment Date Statements, as appropriate.

6. We agreed the Actual Beginning Balance, Actual Principal Payable and Actual Ending Balance as stated in the Principal Balance of Collateral table of the Annual Report to the amounts detailed in the applicable Payment Date Statements or the sum of the stated amounts as detailed in the Payment Date Statements, as appropriate.

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7.       We agreed the Beginning Balance, Principal Payable and Ending Balance
         as detailed in the Principal Balance of Bonds table of the Annual Report to amounts detailed in the applicable Payment Date Statements or the sum of the stated amounts as detailed in the Payment Date Statements, as appropriate.

8. We agreed the Number, Scheduled Ending Principal Balance and Actual Ending Principal Balance for One Month, Two Months, Three Months + and Foreclosures as detailed in the Delinquent Mortgage Loans table of the Annual Report to the stated amounts in the latest Payment Date Statement.

9. We agreed the Months Delinquent, Loan Number, Stated Principal Balance and Status of Foreclosures as detailed in the Delinquent Mortgage Loans Detail table of the Annual Report to the detail stated in the latest Payment Date Statement.

10. We agreed the Loan Number, Nature of Liquidation, Final Recovery Determination, FHA Proceeds and Realized Loss as detailed in the Liquidations table of the Annual Report to the detail stated in the latest Payment Date Statement.

11. We agreed the Aggregate P&I Advances, Aggregate Unreimbursed P&I Advances, Interest on P&I Advances Paid to Master Servicer, Interest Accrued on Unreimbursed P&I Advances as stated in the P&I Advances table of the Annual Report to the stated amounts detailed in the latest Payment Date Statement.

12. We agreed the Aggregate Realized Losses incurred as stated in the Realized Losses table of the Annual Report to the stated amount in the latest Payment Date Statement.

13. We agreed the Master Servicing Fee and the Trustee Fee detailed in the Fees table of the Annual Report to the sum of the stated amounts disclosed in the Payment Date Statements.

We considered differences of $3.00 or less to be immaterial and, as such, are not reported as exceptions herein. No exceptions were found as a result of applying the above procedures.

We were not engaged to and did not conduct an examination, the objective of which would be the expression of an opinion on management's assertion. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the information and use of the Specified Users, and is not intended to be and should not be used by anyone other than these specified parties.


                                                 Ernst & Young LLP


March 17, 2003